UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. 1 )

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Aspyra, Inc.
 (Name of Registrant as Specified In Its Charter)

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Aspyra, Inc.
26115-A Mureau Rd.
Calabasas, CA 91302

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Aspyra, Inc., a California corporation (the “Company” “we”, “us”, or “our”), have approved the following action without a meeting of stockholders in accordance with Section 603 of the California General Corporation Law:

     The approval of a temporary reduction in the exercise price of the Company’s outstanding warrants to purchase shares of the Company’s common stock, to $0.15 per share, in effect from June 17, 2009 through June 26, 2009, and the issuance of shares of the Company’s common stock in accordance therewith. The action will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.aspyra.com.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors
Rodney Schutt
Chief Executive Officer
August , 2009

ASPYRA, INC.
26115-A Mureau Rd.
Calabasas, CA 91302

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about August , 2009.

What action was taken by written consent?

     We obtained stockholder consent for a temporary reduction in the exercise price of the Company’s outstanding warrants to purchase shares of the Company’s common stock, to $0.15 per share, in effect from June 17, 2009 through June 26, 2009, and the issuance of shares of the Company’s common stock in accordance therewith.

How many shares of common stock were outstanding on July 20, 2009?

     On July 20, 2009, the date we received the consent of the holders of more than a majority of the outstanding shares, there were 12,437,150 shares of common stock outstanding.

What vote was obtained to approve the temporary reduction in the exercise price of the Company’s outstanding warrants and issuance of shares of the Company’s common stock in accordance therewith described in this information statement?

     We obtained the approval of the holders of approximately 58% of our outstanding shares of common stock that were entitled to give such consent.

Who is paying the cost of this information statement?

     We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

TEMPORARY REDUCTION IN EXERCISE PRICE OF OUTSTANDING WARRANTS AND ISSUANCE OF SHARES OF COMMON STOCK IN ACCORDANCE THEREWITH

     Our board of directors and the holders of a majority of our outstanding shares of common stock have approved a temporary reduction in the exercise price of our outstanding warrants to purchase shares of our common stock, to $0.15 per share, in effect from June 17, 2009 through June 26, 2009 (the “Special Warrant Offer”), and the issuance of shares of the Company’s common stock in accordance therewith. We will issue shares of our common stock in accordance with the Special Warrant Offer approximately (but not less than) 20 days after the definitive Information Statement is mailed to stockholders.

Issuance of the Warrants

March 2008 Private Placement

On March 26, 2008, the Company entered into a Securities Purchase Agreement (the “March 2008 Purchase Agreement”), by and among the Company, Jay Weil as collateral agent, and the purchasers named on the signature pages thereto (the “March 2008 Purchasers”).

Pursuant to the March 2008 Purchase Agreement, the Company issued and sold to the March 2008 Purchasers, all of whom are accredited investors, $2,775,000 in principal amount of secured convertible notes (the “March 2008 Purchaser Notes”) (including $600,000 in March 2008 Purchaser Notes that was rolled over from bridge loans), and warrants to purchase 5,045,454 shares of the Company’s common stock (“March 2008 Purchaser Warrants”). The March 2008 Purchaser Notes are convertible into shares of the Company’s common stock at a conversion price of $0.55 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions. The March 2008 Purchaser Notes bear interest at the rate of 8% per annum compounded on each July 15 and January 15. Upon issuance, the March 2008 Purchaser Notes had a maturity date of March 26, 2010. In April 2009, the maturity date of the March 2008 Purchaser Notes was extended to August 26, 2010. Each March 2008 Purchaser was issued March 2008 Purchaser Warrants, with an initial exercise price of $0.55 per share, equal to the total number of shares of common stock initially issuable upon conversion of the related March 2008 Purchaser Note. Upon issuance, the March 2008 Purchaser Warrants had a term of three years. In February 2009, the termination date of the March 2008 Purchaser Warrants was extended to March 26, 2012.

We issued the placement agent for the March 2008 private placement, a note in the amount of $210,000 (the “March 2008 Broker Note”, and together with the March 2008 Purchaser Notes, the “March 2008 Notes”), and warrants to purchase 451,193 shares of our common stock (the “March 2008 Broker Warrants”, and together with the March 2008 Purchaser Warrants, the “March 2008 Warrants”). The March 2008 Broker Notes and March 2008 Broker Warrants have the same terms as the March 2008 Purchaser Notes and March 2008 Purchaser Warrants.

The issuance and sale of the March 2008 Notes and March 2008 Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance. Each of the March 2008 Notes and March 2008 Warrants contain restrictive legends preventing the sale, transfer or other disposition of such March 2008 Notes and March 2008 Warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

February 2009 Private Placement

On February 12, 2009 we entered into a Securities Purchase Agreement (the “February 2009 Purchase Agreement”), by and among the Company, Jay Weil as collateral agent, and the purchasers named on the signature pages thereto (the “February 2009 Purchasers”).

Pursuant to the February 2009 Purchase Agreement, the Company issued and sold to the February 2009 Purchasers, all of whom are accredited investors, $1,000,000 in principal amount of secured convertible notes (the “February 2009 Purchaser Notes”), and warrants to purchase 5,774,194 shares of the Company’s common stock (“February 2009 Purchaser Warrants”). The February 2009 Purchaser Notes are convertible into shares of the Company’s common stock at a conversion price of $0.31 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions. The Purchaser Notes bear interest at the rate of 12% per annum compounded on each July 15 and January 15.  Upon issuance, the February 2009 Purchase Notes had a maturity date of March 26, 2010. In April 2009, the maturity date of the February 2009 Purchaser Notes was extended to August 26, 2010.  Each February 2009 Purchaser was issued February 2009 Purchaser Warrants, with an initial exercise price of $0.31 per share, equal to the difference between: (A) the sum of: (i) the total number of conversion shares which would have been be issuable upon full conversion of the February 2009 Purchaser Note determined by dividing the aggregate principal amount of the February 2009 Purchaser Notes by an assumed conversion rate of $.25 (such quotient is referred to as the “Assumed Note Conversion Shares”), plus (ii) 125% of the Assumed Note Conversion Shares, and (B) the number of conversion shares which are issuable upon conversion of the entire original principal amount of the February 2009 Purchaser Notes based on the actual conversion price of such February 2009 Purchaser Notes which is equal to the closing price per share of the Company’s common stock at closing plus $.01.

We issued the placement agent for the February 2009 private placement warrants to purchase 129,032 shares of our common stock (the “February 2009 Broker Warrants”, and together with the February 2009 Purchaser Warrants, the “February 2009 Warrants”). The February 2009 Broker Warrants have the same terms as the February 2009 Purchaser Warrants.

 The issuance and sale of the February 2009 Notes and February 2009 Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance. Each of the February 2009 Notes and February 2009 Warrants contain restrictive legends preventing the sale, transfer or other disposition of such Notes and Warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

The Special Warrant Offer

From July 17, 2009 through July 26, 2009, pursuant to the Special Warrant Offer, the Company temporarily reduced the exercise price of the March 2008 Warrants and the February 2009 Warrants (collectively, the “Warrants”) from $0.55 and $0.31 per share, respectively, to $0.15 per share.  In response to the Special Warrant Offer, the Company received an aggregate of $690,395.85 (the “Funds”) from holders (the “Holders”) of the Warrants seeking to exercise an aggregate of 4,602,639 Warrants (including 3,159,091 March 2008 Warrants and 1,443,548 February 2009 Warrants) pursuant to the Special Warrant Offer. The Company obtained shareholder approval for the Special Warrant Offer in accordance with the rules and regulations of the NYSE Amex, where the Company’s common stock is listed. The shareholder approval will become effective 20 days after the definitive Information Statement to shareholders. At such time as the shareholder approval becomes effective, the Company will issue an aggregate of 4,602,639 shares of its common stock to the Holders in accordance with the Special Warrant Offer. In accordance with the rules and regulations of the NYSE Amex, no shares of common stock have been or will be issued pursuant to the Special Warrant Offer prior to the effectiveness of the shareholder approval.

The Letter Agreements

From July 13, 2009, through July 20, 2009, the Company entered into a series of identical letter agreements (the “Letter Agreements’) with the Holders. Pursuant to the Letter Agreements, the parties agreed that the Funds, in the aggregate amount of $690,395.85, received by the Company from the Holders in response to the Special Warrant Offer, will be deemed loans (the “Loans”) to the Company, until such time as Shareholder Approval (defined below) is obtained. Pursuant to the Letter Agreements, the Company agreed to obtain shareholder approval, and have such shareholder approval become effective in accordance with applicable law (including, without limitation, Section 14 of the Securities Exchange Act of 1934, as amended) (the “Shareholder Approval”), by October 31, 2009 (the “Approval Date”), for the Special Warrant Offer, and the issuance of shares of the Company’s common stock in accordance therewith. Upon Shareholder Approval, provided Shareholder Approval has been received by the Approval Date, the Funds will be deemed an exercise of the Special Warrant Offer, the Company will issue shares of its common stock in accordance therewith, and no interest or other payments shall be due on the Loans. If the Shareholder Approval is not received by the Approval Date, the Loans shall become due and payable on the Approval Date, together with accrued interest thereon. The Loans shall accrue interest at the rate of 12% per annum and may not be prepaid without the written consent of the Holders.

Reasons for the Special Warrant Offer

The Company instituted the Special Warrant Offer to encourage the Holders to exercise the Warrants. The Company sought to encourage the Holders to exercise the Warrants to obtain working capital.

Effect of Special Warrant Offer and Issuance of Shares of Common Stock Thereunder

As noted above, the Company is using the Funds, in the aggregate amount of $690,395.85, received in response to the Special Warrant Offer, for working capital purposes. Approximately (but not less than) 20 days after the definitive Information Statement is mailed to stockholders, the Company will issue an aggregate of 4,602,639 shares of common stock in accordance with the Special Warrant Offer. Upon issuance of these shares, there will be an aggregate of 17,309,789 shares of the Company’s common stock issued and outstanding. Accordingly, upon issuance, the shares of common stock issued pursuant to the Special Warrant Offer will represent approximately 27% of the Company’s issued and outstanding common stock. Thus, the issuance of shares of the Company’s common stock pursuant to the Special Warrant Offer will have a substantial dilutive effect on existing shareholders, which may have a negative effect on the price of our common stock. As of July 17, 2009, the last closing price of the Company’s common stock on the NYSE Amex was $0.29.

The Holders may not sell the shares issued pursuant to the Special Warrant Offer except pursuant to an effective registration statement or an available exemption therefrom. A portion of the shares of common stock issuable upon exercise of the March 2008 Warrants have been registered with the Securities and Exchange Commission. The Company intends to file a post-effective amendment to the registration statement.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about shares of common stock beneficially owned as of July 20, 2009 by:

	each of our directors, executive officers and our executive officers and directors as a group; and
	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Name and Position	Shares of Common Stock Beneficially Owned	Percentage
James R. Helms Vice President of Strategic Analysis	119,300 (1)	*
Robert Pruter Senior Vice President, Sales and Marketing	35,250 (2)	*
Lawrence S. Schmid Director	39,166 (3)	*
Robert S. Fogerson, Jr. Director	35,666 (4)	*
Norman R. Cohen Director	14,166 (5)	*
James Zierick Chairman	231,666 (6)	1.83%
C. Ian Sym-Smith Director	1,758,966 (7)	13.73%
Jeffrey Tumbleson Director	16,665 (8)	*
All officers and directors as a group (eight individuals)	2,250,845	16.899%
Bradford G. Peters (9)	2,647,513 (10)	20.09%
Bicknell Family Holding Co. LLC (11)	1,380,371 (12)	9.99%
Potomac Capital Management (13)	946,000	7.61%
James Shawn Chalmers (14)	1,277,594 (15)	9.99%

 * less than 1%.

(1)  Includes 7,500 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Helms but excludes 2,500 shares of common stock issuable under currently non-exercisable stock options held by Mr. Helms.

(2) Includes 31,250 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Pruter but excludes 93,750 shares of common stock issuable under currently non-exercisable stock options held by Mr. Pruter.

(3) Includes 14,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Schmid, but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Schmid. Mr.  Schmid’s address is c/o Strategic Directions International, Inc., 6242 Westchester Parkway, Suite 100, Los Angeles, CA 90045.

(4) Includes 14,166 shares of Common Stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Fogerson but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Fogerson. Mr.  Fogerson’s address is 2111 Austrian Pine Lane, Minnetonka, MN 55305.

(5) Includes 14,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Cohen but excludes 25,834 shares of common stock issuable under currently non-exercisable stock options held by Mr. Cohen.

(6) Includes 231,166 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Zierick but excludes 23,334 shares of Common Stock issuable under currently non-exercisable stock options held by Mr. Zierick.

(7) Includes 377,802 shares of Common Stock issuable under currently exercisable stock options, shares of common stock issuable upon exercise of notes, and warrants that may be exercisable within 60 days of July 20, 2009. Does not include (i) 25,834 shares of common stock under currently non-exercisable stock options held by Mr. Sym-Smith (ii) 241,935 shares of common stock issuable upon conversion of a note and (iii) 433,065 shares issuable upon exercise of warrants. The note and warrants owned by the selling stockholder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(8) Includes 16,665 shares of common stock issuable under currently exercisable stock options and options that may be exercisable within 60 days of July 20, 2009 held by Mr. Tumbleson but excludes 53,335 shares of common stock issuable under currently non-exercisable stock options held by Mr. Tumbleson.  Mr. Tumbleson’s address is 2107 Ipswitch Ct, Thompson’s Station, TN 37179.

(9) Bradford G. Peters was a director of the Company from November 2005 to January 2008.

(10) Includes 747,272 shares of common stock issuable under currently exercisable stock options, shares of common stock issuable upon conversion of notes, and warrants that may be exercisable within 60 days of July 20, 2009. The note and warrants owned by Mr. Peters provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly. Mr. Peters’ address is 21 Grove Lane, Greenwich, CT 06831.

(11) Martin C. Bicknell is the manager of Bicknell Family Holding Co., LLC and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person, with voting and investment power (directly or with others), of the securities of the Company owned by Bicknell Family Holding Co., LLC. Mr. Bicknell disclaims beneficial ownership of these securities. Bicknell Family Holding Co., LLC’s address is 7400 College Blvd., Suite 205, Overland Park, Kansas 66210.

(12) The holder owns note in the amount of $1,250,000, convertible into 2,272,727 shares of common stock at a conversion price of $0.55 per share, and warrants to purchase 2,272,727 shares of common stock. The notes and warrants owned by the holder provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

(13) Potomac Capital Management LLC’s address is 825 Third Avenue, 33rd Floor, New York, NY 10022. Based on information contained in Schedule 13G/A filed with the SEC on May 6, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit as joint filers. Paul J. Solit is the Managing Member of Potomac Capital Management LLC and President of Potomac Capital Management Inc. All of the joint filers state that they have shared voting and shared dispositive power over 946,000 shares. The joint filers state that they own an aggregate of 946,000 shares of Common Stock.

(14)    Mr. James Shawn Chalmers’ address is 705 South 10th Street, Blue Springs, Missouri 64015. Based on information contained in Schedule 13D filed with the SEC on April 3, 2008 by Mr. Chalmers. Mr. Chalmers states that he does not own any Common Stock directly but he is (i) the sole director and President and majority shareholder of J&S Ventures, Inc.; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC; and (iii) the sole trustee and sole beneficiary of the J. Shawn Chalmers Revocable Trust dated August 13, 1996.

(15) Includes 926,023 shares of common stock and an additional 351,571 shares of common stock issuable upon exercise of warrants or conversion of notes. The notes and warrants provide that they cannot be converted or exercised, as applicable, to the extent such conversion or exercise, as applicable, would result in the holder and its affiliates beneficially owning more than 9.99% of our outstanding common stock on the date of such conversion or exercise, as applicable. The number and percentage of common stock deemed beneficially owned is limited accordingly.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of July 20, 2009. None of the persons named in the table own any options or convertible securities.

ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov.

FINANCIAL STATEMENTS

Copies of our Form 10-K for the year ended December 31, 2008, and Form 10-Q for the three months ended March 31, 2009, without exhibits, are being mailed with this information statement. Stockholders are referred to these reports for financial and other information about us.

By Order of the Board of Directors
Rodney Schutt
Chief Executive Officer
August , 2009